Exhibit 23.1

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of Bitmine Immersion Technologies, Inc (the “Company”) on Form S-3ASR, of our report dated April 3, 2025, on our audits of the consolidated financial statements as of August 31, 2024, and 2023 and for the years then ended, which report is included in this Registration Statement to be filed on or about July 7, 2025.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

July 9, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com